Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Bookham, Inc. pertaining to the Amended and Restated 2004 Stock Incentive Plan of Bookham, Inc. of our reports dated August 27, 2007, with respect to the consolidated financial statements and schedule of Bookham, Inc., and the effectiveness of internal control over financial reporting of Bookham, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
/s/ Ernst & Young LLP

San Jose, California
February 1, 2008